GRAY COMMUNICATIONS SYSTEMS, INC.
                                   P.O. BOX 48
                           ALBANY, GEORGIA 31702-0048

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


         The 1998 Annual Meeting of Shareholders of Gray Communications Systems, Inc. (the "Company") will be held at The Peachtree Insurance Center, The Executive Board Room, 5th Floor, 4370 Peachtree Road, N.E., Atlanta, Georgia on the 28th day of May, 1998 at 9:30 a.m., local time, for the following purposes:

         (1) To elect eight directors to hold office until their successors have been duly elected and qualified;

         (2) To approve the appointment of Ernst & Young LLP as the independent auditors of the Company and its subsidiaries for the year ending December 31, 1998; and

         (3) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         Only holders of record of Class A Common Stock and Class B Common Stock at the close of business on April 8, 1998 will be entitled to notice of and to vote at this meeting or any adjournment or adjournments thereof. The transfer books of the Company will not be closed.

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THIS MEETING IN ORDER THAT THE PRESENCE OF A QUORUM BE ASSURED. ENCLOSED IS A FORM OF PROXY WHICH, IF YOU DO NOT EXPECT TO ATTEND IN PERSON, YOU ARE URGED TO SIGN AND FORWARD TO THE SECRETARY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                    By Order of the Board of Directors,
                                    Robert A. Beizer
                                    Secretary


Albany, Georgia
April 17, 1998

                        GRAY COMMUNICATIONS SYSTEMS, INC.
                                   P.O. BOX 48
                           ALBANY, GEORGIA 31702-0048

                                 PROXY STATEMENT

           FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 28, 1998

                     SOLICITATION AND REVOCABILITY OF PROXY

         The enclosed proxy is solicited by the Board of Directors of Gray Communications Systems, Inc. (the "Company") in connection with the Annual Meeting of Shareholders to be held at The Peachtree Insurance Center, The Executive Board Room, 5th Floor, 4370 Peachtree Road, N.E., Atlanta, Georgia on the 28th day of May, 1998 at 9:30 a.m., local time, and at any adjournments thereof.

         The approximate date on which this Proxy Statement and form of proxy are first being sent or given to shareholders is April 17, 1998.

         You are requested to sign and complete the enclosed proxy and return it in the enclosed envelope. Any person giving this proxy has the power to revoke it at any time before it is exercised by delivering to the Company a written instrument revoking it or a duly executed proxy bearing a later date. The proxy will also be revoked if the person or persons executing it shall be present at the meeting and elect to vote in person. If the proxy is not revoked or suspended, the shares represented by the proxy will be voted as specified at the meeting. All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld and, where a choice is specified as to the proposal, they will be voted in accordance with such specification. If no instructions are given, the persons named in the proxy solicited by the Board of Directors of the Company intend to vote for the nominees for election as directors of the Company listed herein and for approval of the proposal stated in the accompanying Notice and described herein.

         The Board of Directors of the Company is not aware of any matter that may come before the meeting other than the proposal stated in the accompanying Notice and described herein. No director has informed management that he intends to oppose any action to be taken at the meeting. If any other matter is properly presented to the meeting for action, the individuals named in the proxy will have discretionary authority to vote on such matter.

         The cost of soliciting proxies will be borne by the Company, which may reimburse brokers and others for their expenses incurred in obtaining voting instructions from beneficial owners of Class A Common Stock, no par value (the "Class A Common Stock"), and Class B Common Stock, no par value (the "Class B Common Stock"), of the Company held of record by such brokers and others.

                            OUTSTANDING CAPITAL STOCK

         The record date for shareholders entitled to vote at the meeting is the close of business on April 8, 1998. At the close of business on that date, the Company had issued and outstanding

4,534,195 shares of Class A Common Stock and 3,404,494 shares of Class B Common Stock, which constitute the only voting securities of the Company.

                                QUORUM AND VOTING

         Only owners of record of the Class A Common Stock and Class B Common Stock at the close of business on the record date will be entitled to vote at this meeting. Each owner of record on the record date of Class A Common Stock is entitled to 10 votes for each share of Class A Common Stock so held and each owner of record on the record date of Class B Common Stock is entitled to one vote for each share of Class B Common Stock so held. The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the holders of the outstanding shares of Class A Common Stock and Class B Common Stock shall constitute a quorum at a meeting of the shareholders. Shares represented by proxies that withhold authority to vote for a nominee for director or indicate an abstention or a "broker non-vote" (i.e., shares represented at the meeting held by brokers or shareholder nominees as to which
(i) instructions have not been received from the beneficial owners thereof or persons entitled to vote such shares and (ii) the broker or nominee does not have the discretionary voting power on a particular matter with respect to such shares) will count as shares present and entitled to vote for purposes of determining the presence of a quorum. Except with respect to the election of directors, which is by a plurality of votes cast, other matters submitted to shareholder vote will be approved if a quorum is present in person or by proxy and a majority of the votes cast on a particular matter are cast in favor of that matter. Abstentions and broker non-votes are not counted as votes cast on any matter to which they relate.

                              ELECTION OF DIRECTORS
                                   (ITEM ONE)

         It is intended that the shares represented by the enclosed proxy will be voted for the election of the eight nominees for director named in this section unless otherwise specified. The eight director nominees listed below, all of whom currently serve as directors, have been nominated to serve as directors until the next annual election of directors and until their respective successors are duly elected and qualified. If any nominee for director should become unavailable, which is not anticipated, it is intended that such shares subject to proxy will be voted for such substitute nominees as may be nominated by the Board of Directors. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL THE NOMINEES.

Nominees

         Set forth below is certain information with respect to the nominees.

RICHARD L. BOGER             Director Since 1991                         Age: 51

         Richard L. Boger has been President and Chief Executive Officer of Export Insurance Services, Inc., an insurance organization, and a director of CornerCap Group of Funds, a "Series" investment company since prior to 1992. Mr. Boger is a member of the Executive Committee and he is Chairman of the Management Personnel Committee of the Board of Directors.

HILTON H. HOWELL, JR.        Director Since 1993                         Age: 36

         Hilton H. Howell, Jr. has been President and Chief Executive Officer of Atlantic American Corporation, an insurance holding company, since 1995 and Executive Vice President from 1992 to 1995. He has been Executive Vice President and General Counsel of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company since 1991, and Vice Chairman and Executive Vice President of Bankers Fidelity Life Insurance Company and Georgia Casualty & Surety Company since 1992. He has been a director, Vice President and Secretary of Bull Run Corporation, a designer and manufacturer of dot matrix printers since 1994. He is also a director of the following companies: Atlantic American Corporation, Bankers Fidelity Life Insurance Company, American Independent Life Insurance Company, Delta Life Insurance Company, Delta Fire and Casualty Insurance Company, Georgia Casualty & Surety Company, American Southern Insurance Company, and American Safety Insurance Company. Mr. Howell is a member of the Audit Committee of the Board of Directors. He is the son-in-law of Mr. and Mrs. J. Mack Robinson.

WILLIAM E. MAYHER, III        Director Since 1990                        Age: 59
         William E. Mayher, III has been a neurosurgeon in Albany, Georgia since prior to 1992. Dr. Mayher is a member of the Executive Committee and Management Personnel Committee of the Board of Directors and has served as Chairman of the Board of Directors since August 1993.

HOWELL W. NEWTON              Director Since 1991                        Age: 51
         Howell W. Newton has been President and Treasurer of Trio Manufacturing Co., a textile manufacturing company, since prior to 1992. Mr. Newton is Chairman of the Audit Committee of the Board of Directors.

HUGH NORTON                   Director Since 1987                        Age: 65
         Hugh Norton has been President of Norco, Inc., an insurance agency, since prior to 1992. He is a member of the Management Personnel Committee of the Board of Directors.

ROBERT S. PRATHER, JR.        Director Since 1993                        Age: 53

         Robert S. Prather, Jr. has been Executive Vice President-Acquisitions of the Company since September 1996 and has been President, Chief Executive Officer, and a director of Bull Run Corporation since prior to 1992. He is a member of the Executive Committee and Management Personnel Committee of the Board of Directors. He is a director of The Morgan Group, Inc. and Rawlings Sporting Goods Company, Inc.

HARRIETT J. ROBINSON           Director Since 1997                       Age: 67
         Mrs. Robinson has been a Director of Atlantic American Corporation since 1989. She has also been a director of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company since 1967. Mrs. Robinson is the wife of J. Mack Robinson.

J. MACK ROBINSON               Director Since 1993                       Age: 74

         J. Mack Robinson has been President and Chief Executive Officer of the Company since September 1996. He has been a director and Chairman of the Board of Bull Run Corporation since March 1994, Chairman of the Board and President of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company since 1958, President of Atlantic American Corporation, an insurance holding company, from 1988 until 1995 and Chairman of the Board since 1974. He is also a director of the following companies: Bankers Fidelity Life Insurance

Company, American Independent Life Insurance Company, Delta Life Insurance Company, Delta Fire and Casualty Insurance Company, Georgia Casualty & Surety Company, American Southern Insurance Company, and American Safety Insurance Company. He is director emeritus of Wachovia Corporation. Mr. Robinson is a member of the Executive Committee and Management Personnel Committee of the Board of Directors.

Security Ownership of Directors, Executive Officers and Other Principal Holders of the Company's Voting Securities

         The following table sets forth certain information regarding the ownership of Class A Common Stock and Class B Common Stock as of March 30, 1998 by (i) any person who is known to the Company to be the beneficial owner of more than five percent of the Class A Common Stock or the Class B Common Stock, (ii) all directors, (iii) all executive officers named in the Summary Compensation Table herein and (iv) all directors and executive officers as a group.



                                                                                                       Combined
                                                                                                    Voting Percent
                                         Class A Common Stock           Class B Common Stock          of Common
                                          Beneficially Owned             Beneficially Owned             Stock
                                    ------------------------------  ---------------------------- --------------------



               Name                       Shares      Percent               Shares    Percent
               ----                       ------      -------               ------    -------

Robert A. Beizer                              -           -                     215       *                *
Richard L. Boger (1)                       14,559         *                  13,736       *                *
Joseph A. Carriere (1)                      4,547         *                     297       *                *
William A. Fielder, III (1)                12,014         *                     562       *                *
Hilton H. Howell, Jr. (1),(2),(3)(4)    2,075,189       42.3%                15,000       *              39.6%
William E. Mayher, III (1)                  9,000         *                  15,000       *                *
Howell W. Newton (1)                        1,750         *                  10,000       *                *
Hugh Norton (1)                             9,000         *                  15,000       *                *
Robert S. Prather, Jr. (2),(5)          1,860,883       37.9%                 8,300       *              35.5%
Harriett J. Robinson (1),(2),(4),(6)    2,506,539       51.1%                16,600       *              47.8%
J. Mack Robinson (1),(2),(4),(7)        2,506,539       51.1%                16,600       *              47.8%
Thomas J. Stultz                            1,500         *                     656       *                *
Bull Run Corporation (8)                1,715,099       34.9%                 -           -              32.7%
The Capital Group
   Companies, Inc. (9)                        -           -                 200,000     5.9%              *
Citicorp(10)                                  -           -                 372,258    10.9%              *
Mario J. Gabelli (11)                         -           -                 737,500    21.7%              1.5%
Mellon Bank Corporation (12)                  -           -                 300,000     8.8%               *
George H. Nader (13)                      239,999        5.3%                 -           -               4.9%
Shapiro Capital Management
   Company, Inc. (14)                      74,549        1.6%               950,545    27.9%              3.5%
Standish, Ayer and Wood,
   Inc.(15)                                   -           -                 296,300     8.7%               *
All directors and executive
   officers as a group (13
   persons) (1)-(7)                     2,767,393       56.2%                95,367     2.8%             52.7%


*        Less than 1%.
(1) Includes options to purchase Class A Common Stock or Class B Common Stock as follows: each of Messrs. Boger, Howell, Mayher, Newton, Norton and Mrs. Robinson-7,500 shares of Class B Common Stock; Mr. Carriere-3,750 shares of Class A Common Stock; Mr. Fielder-10,500 shares of Class A Common Stock.
(2) Includes 1,340,099 shares of Class A Common Stock owned by Bull Run Corporation and 375,000 warrants to purchase Class A Common Stock by Bull Run Corporation as described in footnote (8) below, because Messrs. Howell, Prather and Robinson are directors and officers of Bull Run Corporation and Messrs. Prather and Robinson are principal shareholders of Bull Run Corporation and Mrs. Robinson is the spouse of Mr. Robinson and, as such, may be deemed to have the right to vote or dispose of such shares. Each of Messrs. Howell, Prather, Robinson and Mrs. Robinson disclaims beneficial ownership of the shares owned by Bull Run Corporation.
(3) Includes 39,050 shares of Class A Common Stock owned by Mr. Howell's wife, over which he disclaims beneficial ownership. Excludes 65,000 Class A shares held in trust for Mr. Howell's wife.
(4) Includes as to Messrs. Robinson and Howell and Mrs. Robinson, an aggregate of 297,540 shares of Class A Common Stock owned by certain companies of which Mr. Howell is an officer and director and Mr. Robinson is an officer, director and a principal or sole shareholder.
(5) Includes 150 shares of Class A Common Stock owned by Mr. Prather's wife, over which he disclaims beneficial ownership.
(6) Includes an aggregate of 230,250 shares of Class A Common Stock owned by Mrs. Robinson's husband directly. Does not include warrants owned by Mrs. Robinson's husband and certain of his affiliates to purchase shares of Class A Common Stock which are vested but are not exercisable within 60 days. See "Issuance of Preferred Stock and Warrants." Mrs. Robinson's address is 4370 Peachtree Road, NE, Atlanta, Georgia 30319.
(7) Includes an aggregate of 263,650 shares of Class A Common Stock owned by Mr. Robinson's wife directly and as trustee for their daughters, over which he disclaims beneficial ownership. Does not include warrants owned by Mr. Robinson and certain of his affiliates to purchase shares of Class A Common Stock which are vested but are not exercisable within 60 days. Does not include 500 shares of Series B Preferred stock none of which is voting or convertible owned by Mr. Robinson and certain of his affiliates. See "Issuance of Preferred Stock and Warrants." Mr. Robinson's address is 4370 Peachtree Road NE, Atlanta, Georgia 30319.
(8) Owned by Bull Run Corporation through its wholly-owned subsidiary, DataSouth Computer Corporation. Includes warrants to purchase 375,000 shares of Class A Common Stock which are exercisable within 60 days. Does not include 1,000 shares of Series A Preferred Stock and 500 shares of Series B Preferred Stock none of which is voting or convertible. Does not include warrants to purchase shares of Class A Common Stock which are vested, but are not exercisable within 60 days. See "Issuance of Preferred Stock and Warrants." The address of Bull Run Corporation is 4370 Peachtree Road NE, Atlanta, Georgia 30319.
(9) This information was furnished to the Company on a Schedule 13G filed by The Capital Group Companies, Inc. and Capital Guardian Trust Company. Capital Guardian Trust Company, a wholly owned subsidiary of The Capital Group Companies, Inc., is the beneficial owner of these shares as a result of its serving as the investment manager of various institutional accounts, but has authority to vote only 66,000 Class B shares. The address of The Capital Group Companies, Inc. and Capital Guardian Trust Company is 333 South Hope Street, Los Angeles, California 90071.
(10) This information was furnished to the Company on a Schedule 13G filed by Citicorp and Citibank, N.A. Citibank, N.A., a wholly-owned subsidiary of Citicorp, beneficial owner of these shares. Citibank, N.A. reported it has sole voting power with respect to 115,505 of such shares and it shares voting power with respect to 125,335 of such shares. Citibank, N.A. has sole investment power with respect to 31,155 of such shares and it shares investment power with respect to 341,103 of such shares. The address of Citicorp and Citibank, N.A. is 399 Park Avenue, New York, New York 10043.
(11) This information was furnished to the Company on a Schedule 13D filed by Gabelli Funds, Inc. and also by Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer. The Schedule 13D reports the beneficial ownership as follows: Gabelli Funds, Inc.-340,000 shares; GAMCO Investors, Inc.-375,500 shares; and Gabelli International Limited-22,000 shares. Mr. Gabelli is deemed to have beneficial ownership of all of the securities listed. Gabelli Funds, Inc. is deemed to have beneficial ownership of all of the shares. GAMCO Investors, Inc. only has the authority to vote 353,500 of the Class B shares beneficially held by it. The address of Mr. Gabelli and Gabelli Funds, Inc. is One Corporate Center, Rye, New York 10580.
(12) This information was furnished to the Company on a Schedule 13G filed by Mellon Bank Corporation. The Dreyfus Corporation, a subsidiary of Mellon Bank Corporation, is the beneficial owner of these shares of Class B Common Stock as the result of its serving as an investment adviser. The address of Mellon Bank Corporation is One Mellon Bank Center, Pittsburgh, Pennsylvania 15258.
(13) Mr. Nader's address is P.O. Box 271, 1011 Fifth Avenue, West Point, Georgia 31833.
(14) This information was furnished to the Company on a Schedule 13G filed by Shapiro Capital Management Company, Inc., an investment adviser, and also by Samuel R. Shapiro, President, Director and majority shareholder of Shapiro Capital Management Company, Inc. The address of Shapiro Capital Management Company, Inc. is 3060 Peachtree Road NW, Atlanta, Georgia 30306.
(15) This information was furnished to the Company on a Schedule 13G filed by Standish, Ayer & Wood, Inc., One Financial Center, Boston, Massachusetts 02111-2662.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the directors, executive officers and persons who own more than ten percent of a registered class of a company's equity securities to file with the Securities and Exchange Commission ("SEC") initial reports of ownership (Form 3) and reports of changes in ownership (Forms 4 and 5) of such class of equity securities. Officers, directors and greater than ten percent shareholders of the Company are required by SEC regulation to furnish the Company with copies of all such Section 16(a) reports that they file.

         To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company during the year ended December 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors and ten percent beneficial owners were met.

Directors Committees and Meetings

         Four meetings of the Board of Directors were held during the year ended December 31, 1997. Each director of the Company attended at least 75% of the aggregate of (i) all meetings of the Board of Directors and (ii) all meetings of committees of the Board of Directors of which he or she was a member, during the year ended December 31, 1997. In addition to the Executive Committee, the Board of Directors has a Management Personnel Committee and an Audit Committee. The Audit Committee is comprised of Messrs. Howell and Newton. The functions performed by the Audit Committee include review of the affairs of the Company with its independent auditors in determining whether in the professional opinion of such auditors, the accounts are currently and accurately kept and the condition of the Company corresponds therewith, as well as whether officers and employees of the Company have provided adequate cooperation and assistance to the Company's independent auditors for the purpose of making its determination. The Audit Committee held two meetings during 1997.

         The Management Personnel Committee is comprised of Messrs. Boger, Norton, Mayher, Prather and Robinson. Among its functions is to make recommendations with respect to executive salaries, bonuses and compensation and to serve as the nominating committee with respect to the principal officers and other committees of the Board of Directors, as well as making nominations respecting membership of the Board of Directors of the Company. The Management Personnel Committee will consider recommendations for nominees for directorship submitted by shareholders. Shareholders wishing to recommend director candidates for consideration by the Management Personnel Committee may do so by writing to the Secretary of the Company, giving the candidate's name, biographical data and qualifications. The Management Personnel Committee met four times during the year ended December 31, 1997.

Director's Compensation

         Directors who are not employed by the Company received an annual fee of $10,000 for the year ended December 31, 1997. Non-employee directors are paid $500 for attendance at meetings of the Board of Directors and $500 for attendance at meetings of committees of the Board. Committee chairmen, not employed by the Company, receive a fee of $800 for each meeting they attend. Any outside director who served as Chairman of the Board for the year ended December 31, 1997 received an annual retainer of $15,000. Outside directors are paid

40% of the usual fee arrangement for attending any special meeting of the Board of Directors or any committee thereof conducted by telephone.

         In addition, the Company has a Non-Qualified Stock Option Plan for non-employee directors that currently provides for the annual grant of options to purchase up to 7,500 shares of Class B Common Stock at a price per share equal to the market price at the time of grant. Such options are exercisable until the end of the first month following the close of the Company's fiscal year.

                             EXECUTIVE COMPENSATION

         The following table sets forth a summary of the compensation of the Company's President and Chief Executive Officer and the other executive officers whose annual compensation exceeded $100,000 during the year ended December 31, 1997 (the "named executives").

                           SUMMARY COMPENSATION TABLE

                                                                                  Long Term Compensation
                                        Annual Compensation                               Awards
                                        -------------------                       ----------------------
                                                                                                 Securities
                                                                                Restricted       Underlying
          Name and                                                                Stock            Options          All Other
     Principal Position        Year                Salary           Bonus         Awards          SARs (#)        Compensation
     ------------------        ----                ------           -----         ------          --------        ------------
J. Mack Robinson,             1997                   -                 -            -              50,000(2)        14,620(3)
   President, Chief           1996(1)                -                 -            -               7,500(4)         9,300(3)
   Executive Officer
   and a Director
Robert S. Prather, Jr.,       1997                   -                 -            -              50,000(2)        14,620(3)
   Executive Vice             1996(1)                -                 -            -               7,500(4)         8,800(3)
   President-Acquisitions
   and a Director
Thomas J. Stultz,             1997                187,000            25,000         -              15,000(2)        59,199(7)
   Vice President,            1996(6)             152,788           150,000         -                 -                -
   President-Publishing
   Division
Joseph A. Carriere,           1997                187,000              -            -               5,000(2)         6,245(8)
   Vice President-            1996                172,692           100,000         -                 -              5,698(8)
   Television                 1995                115,075            65,847         -               3,750(5)           878(8)
William A. Fielder, III       1997                145,000            20,000         -              15,000(2)        11,027(9)
   Vice President and         1996                135,000           100,000         -                 -             10,568(10)
   Chief Financial            1995                106,050            21,000         -               3,000(5)         9,407(11)
   Officer
Robert A. Beizer,             1997                210,000              -            -               7,000(2)         6,619(12)
     Vice President-Law &     1996(6)             169,231              -            -              15,000(2)          -
     Development
-----------------

(1) Mr. Robinson and Mr. Prather became officers of the Company in September 1996.
(2) Represents stock options to purchase Class B Common Stock under the Company's 1992 Long Term Incentive Plan.
(3) Represents compensation paid for services rendered as a member of the Company's Board of Directors.
(4) Represents stock options to purchase Class B Common Stock under the Company's Non-employee Director Stock Option Plan.
(5) Represents stock options to purchase Class A Common Stock under the Company's 1992 Long Term Incentive Plan.
(6)      Mr. Stultz and Mr. Beizer joined the Company in February 1996.
(7) $54,700, $3,596 and $903 represent payments or accruals by the Company for relocation income, matching contributions to the 401(k) plan and long term disability premiums, respectively.
(8) $4,000 and $2,245 represent payments or accruals by the Company in 1997 for matching contributions to the 401(k) plan and term life insurance premiums, respectively. $3,750 and $1,948 represent payments or accruals by the Company in 1996 for matching contributions to the 401(k) plan and term life insurance premiums, respectively. $878 represents payments by the Company in 1995 for term life insurance premiums.
(9) $5,765, $4,000, $623 and $639 represent payments or accruals by the Company for supplemental retirement benefits, matching contributions to the 401(k) plan, term life insurance premiums and long term disability premiums, respectively.
(10) $5,765, $3,750, $414 and $639 represent payments or accruals by the Company for supplemental retirement benefits, matching contributions to the 401(k) plan, term life insurance premiums and long term disability premiums, respectively.
(11) $5,765, $2,625, $378 and $639 represent payments or accruals by the Company for supplemental retirement benefits, matching contributions to the 401(k) plan, term life insurance premiums and long term disability premiums, respectively.
(12) $4,000 and $2,619 represent payments or accruals by the Company for matching contributions to the 401(k) plan and long term disability premiums, respectively.

Stock Options Granted

         The following table contains information on stock options granted by the Company during the year ended December 31, 1997. Under the Company's 1992 Long Term Incentive Plan (the "Incentive Plan"), all officers and key employees are eligible for grants of stock options and other stock-based awards. Options granted are exercisable over a three-year period beginning on the second anniversary of the grant date and expire one month after termination of employment. The total number of shares issuable under the Incentive Plan is not to exceed 600,000 shares of which 200,000 are Class A Common Stock and 400,000 are Class B Common Stock, subject to adjustment in the event of any change in the outstanding shares of such stock by reason of a stock dividend, stock split, recapitalization, merger, consolidation or other similar changes generally affecting shareholders of the Company.

         The Incentive Plan is administered by the Incentive Plan Committee which consists of members of the Management Personnel Committee of the Board of Directors who are not eligible for selection as participants under the Incentive Plan. The Incentive Plan is intended to provide additional incentives and motivation for the Company's employees. The Incentive Plan Committee, by majority action thereof, is authorized in its sole discretion to determine the individuals to whom the benefits will be granted, the type and amount of such benefits and the terms thereof; and to prescribe, amend and rescind rules and regulations relating to the Incentive Plan, among other things.








                        OPTION GRANTS IN LAST FISCAL YEAR
                                                                                                     Potential Realizable Value
                                                                                                        at Assumed Annual Rates
                                Number of                                                           of Stock Price Appreciation
                               Securities        % of Total                                                 for Option Term (2)
                               Underlying     Options Granted    Exercise or                        ---------------------------
                                 Options      to Employees in     Base Price       Expiration
             Name              Granted(1)       Fiscal Year       ($/Share)           Date            5% ($)          10% ($)
             ----              ----------       -----------       ---------        ----------         ------          -------
Robert A. Beizer                 7,000             2.3             18.75          02/12/2002          36,262          80,129
Joseph A. Carriere               5,000             1.6             25.50          09/25/2002          35,226          77,840
William A. Fielder, III         15,000             4.9             25.50          09/25/2002         105,678         233,520
Robert S. Prather, Jr.          50,000             16.3            25.50          09/25/2002         352,259         778,400
J. Mack Robinson                50,000             16.3            25.50          09/25/2002         352,259         778,400
Thomas J. Stultz                15,000             4.9             25.50          09/25/2002         105,678         233,520

------------------------------

(1)    Represents options to purchase Class B Common Stock.
(2) Amounts reported in these columns represent amounts that may be realized upon exercise of options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the Class B Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the SEC and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Class B Common Stock holdings are dependent on the timing of such exercise and the future performance of the Class B Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the option holder.

Stock Options Exercised

       The following table sets forth information about unexercised stock options held by the named executives. No stock options were exercised by such executives in 1997.

                                  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                         AND FISCAL YEAR END OPTION VALUES

                                                                                                          Value of        Value of
                            Class of                                                     Closing        Exercisable    Unexercisable
                             Common      Exercisable     Unexercisable     Exercise       Price         In-the-Money    In-the-Money
          Name               Stock         Options          Options         Price       @12/31/97         Options          Options
          ----               -----         -------          -------         -----        --------         -------          -------
J. Mack Robinson            Class B         7,500              -            $15.88         $25.75         $ 74,063          $ -
                            Class B           -             50,000          $25.50         $25.75            -                12,500
                                        -------------- -----------------                                ------------     -----------
                                            7,500           50,000                                        $ 74,063          $ 12,500
                                        ============== =================                                ============     ===========
Robert S. Prather, Jr.      Class B         7,500              -            $15.88         $25.75         $ 74,063          $ -
                            Class B           -             50,000          $25.50         $25.75            -                12,500
                                        -------------- -----------------                                ------------     -----------
                                            7,500           50,000                                        $ 74,063          $ 12,500
                                        ============== =================                                ============     ===========
Robert A. Beizer            Class B           -             15,000          $15.88         $25.75           $ -             $148,125
                            Class B           -              7,000          $18.75         $25.75             -               49,000
                                        -------------- -----------------                                ------------     -----------
                                              -             22,000                                          $ -             $197,125
                                        ============== =================                                ============      ==========





                                                                                                          Value of       Value of
                            Class of                                                        Closing     Exercisable    Unexercisable
                             Common       Exercisable     Unexercisable     Exercise         Price      In-the-Money    In-the-Money
          Name               Stock          Options          Options         Price         @12/31/97      Options         Options
          ----               -----          -------          -------         -----          --------    ------------      -------
Joseph A. Carriere          Class A          3,750              -            $13.33           $26.25        $ 48,450      $ -
                            Class B            -              5,000          $25.50           $25.75           -            1,250
                                         -------------- -----------------                             --------------  -------------
                                             3,750            5,000                                         $ 48,450      $ 1,250
                                         ============== =================                             ==============  =============
Thomas J. Stultz            Class B            -             15,000          $25.50           $25.75        $  -          $ 3,750
                                         ============== =================                             ==============  =============
William A. Fielder,         Class A          7,500              -             $9.67           $26.25        $124,375      $ -
III                         Class A          3,000              -            $13.33           $26.25          38,750        -
                            Class B            -             15,000          $25.50           $25.75           -            3,750
                                         -------------- -----------------                             --------------  -------------
                                             10,500          15,000                                         $163,125      $ 3,750
                                         ============== =================                             ==============  =============


Supplemental Pension Plan

         The Company has entered into agreements with certain key employees to provide these employees with supplemental retirement benefits. The benefits are disbursed after retirement in contractually predetermined payments of equal monthly amounts over the employee's life, or the life of a surviving eligible spouse, for a maximum of 15 years. The Company maintains life insurance coverage on these individuals in adequate amounts to fund the agreements.

Retirement Plan

         The Company sponsors a defined benefit pension plan, intended to be tax qualified, for certain of its employees and the employees of any of its subsidiaries which have been designated as participating companies under the plan. A participating employee who retires on or after attaining age 65 and who has completed five years of service upon retirement may be eligible to receive during his lifetime, in the form of monthly payments, an annual pension equal to
(i) 22% of the employee's average earnings for the highest five consecutive years during the employee's final 10 years of employment multiplied by a factor, the numerator of which is the employee's years of service credited under the plan before 1994 and the denominator of which is the greater of 25 or the years of service credited under the plan, plus (ii) .9% of the employee's monthly average earnings for the highest five consecutive years in the employee's final 10 years of employment added to .6% of monthly average earnings in excess of Social Security covered compensation, and multiplied by the employee's years of service credited under the plan after 1993, with a maximum of 25 years minus years of service credited under (i) above. For participants as of December 31, 1993, there is a minimum benefit equal to the projected benefit under (i) at that time. For purposes of illustration, pensions estimated to be payable upon retirement of participating employees in specified salary classifications are shown in the following table:

                                                       PENSION PLAN TABLE

                                                        Years of Service


   Remuneration(1)            10               15                20               25               30               35
                              --               --                --               --               --               --
      $ 15,000             $ 1,332          $ 1,992           $ 2,652          $ 3,312           $ 3,300          $ 3,300
        25,000               2,220            3,320             4,420            5,520             5,500            5,500
        50,000               4,937            7,137             9,337           11,537            11,000           11,000
        75,000               7,757           11,057            14,357           17,657            16,500           16,500
       100,000              10,577           14,977            19,377           23,777            22,000           22,000
       150,000              16,217           22,817            29,417           36,017            33,000           33,000
       200,000              18,977           27,777            36,577           45,377            38,133           38,971
       250,000
      and above             19,992           29,638            39,284           48,930            41,799           42,717


(1)    Five-year average annual compensation.

         Employees may become participants in the plan, provided that they have attained age 21 and have completed one year of service. Average earnings are based upon the salary paid to a participating employee by a participating company. Pension compensation for a particular year as used for the calculation of retirement benefits includes salaries, overtime pay, commissions and incentive payments received during the year and the employee's contribution to the Capital Accumulation Plan (as defined). Pension compensation for 1997 differs from compensation reported in the Summary Compensation Table in that pension compensation includes any annual incentive awards received in 1997 for services in 1996 rather than the incentive awards paid in 1998 for services in 1997. The maximum annual compensation considered for pension benefits under the plan in 1997 was $150,000.

         As of December 31, 1997, officers of the Company with full years of actual credited service in this plan are Mr. Fielder-six years; Mr. Carriere-three years; and Messrs. Beizer and Stultz - one year.

Capital Accumulation Plan

         Effective October 1, 1994, the Company adopted the Gray Communications Systems, Inc. Capital Accumulation Plan (the "Capital Accumulation Plan") for the purpose of providing additional retirement benefits for substantially all employees. The Capital Accumulation Plan is intended to meet the requirements of
Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code").

         Contributions to the Capital Accumulation Plan are made by the employees of the Company. The Company matches a percentage of each employee's contribution which does not exceed 6% of the employee's gross pay. The percentage match is declared by the Board of Directors before the beginning of each Capital Accumulation Plan Year and was made with a contribution of the Class A Common Stock through the year ended December 31, 1996 and thereafter will be made with Class

B Common Stock. The percentage match declared for the year ended December 31, 1997 was 50%. The Company matching contributions vest based upon an employee's number of years of service, over a period not to exceed five years.

Employment Contracts and Termination of Employment

         Robert A. Beizer and the Company entered into an employment agreement dated February 12, 1996, for a two-year term which automatically extends for three successive one-year periods, subject to certain termination provisions. The agreement provides that Mr. Beizer shall be employed as Vice President-Law and Development of the Company with an initial annual base salary of $200,000 and a grant of options to purchase 15,000 shares of Class A Common Stock with an exercise price of $19.375 per share under the Incentive Plan at the inception of his employment. In December, 1996, the Board of Directors approved an amendment to Mr. Beizer's contract which replaces this option with the grant of an option to purchase 15,000 shares of Class B Common Stock with an exercise price of $15.875 per share. The amended Agreement provides that Mr. Beizer's base salary shall be increased yearly based upon a cost of living index and he will receive non-qualified options to purchase 7,000 shares of Class B Common Stock annually during the term of the agreement at an exercise price per share equal to the fair market value of the Class B Common Stock on the date of the grant. Accordingly, on February 12, 1997, he was granted an option to purchase an additional 7,000 shares of Class B Common Stock at $18.75 and on February 12, 1998, he was granted an option to purchase an additional 7,000 shares of Class B Common Stock at $24.125. All options granted are exercisable over a three-year period beginning upon the second anniversary of the grant date. If there is a "change of control" of the Company, Mr. Beizer will be paid a lump sum amount equal to his then current base salary for the remaining term of the agreement and will be granted any remaining stock options to which he would have been entitled. For purposes of the agreement, "change of control" is defined as any change in the control of the Company that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934. Mr. Beizer has agreed that during the term of his agreement and for two years thereafter, he will be subject to certain non-competition provisions.

         The Management Personnel Committee recommended, and Mr. Beizer agreed, to amend his employment contract to provide for options for Class B Common Stock rather than Class A Common Stock since it had converted the Company's matching contribution under the Capital Accumulation Plan and the non-employee director options to Class B Common Stock. In an effort to make all future options consistent, the Management Personnel Committee has recommended that all future officer and employee executive stock options entitle the holders thereof to purchase Class B Common Stock.

                      MANAGEMENT PERSONNEL COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

       The goals of the Company's executive compensation program for 1996 were to attract, retain, motivate and reward qualified persons serving as executive officers. To achieve such goals the Company relies primarily on salaries, bonuses, options and other compensation for each of the Company's executive officers, except that the salary of Mr. Beizer is specified in his employment agreement with the Company. Such determinations of the Management Personnel Committee are reported to the full Board, which then has the opportunity to consider or amend such determinations concerning the compensation payable to executive officers. In 1997, the full Board approved the determinations of the Management Personnel Committee with respect to compensation without making any changes thereto. The Management Personnel Committee's policy for determining an executive's salary, bonus and stock option grants is based on the responsibility of such executive, his or her impact on the operations and profitability of the Company or the business unit for which such executive has operating responsibility and the knowledge and experience of such executive.

       In 1997, the Management Personnel Committee utilized the foregoing criteria to determine executive salaries, bonuses and option grants and such salaries, bonuses and option grants are consistent with the foregoing policy. An executive's annual bonus is based on a percentage of his or her annual base salary. These considerations are subjective in nature and the Management Personnel Committee does not assign relative weights thereto. For 1997, bonuses ranged from 0% to 14% of an executive's base salary. Whether or not a bonus is in fact earned by an executive is linked to the attainment, by the Company or the business unit for which such executive has operating responsibility, of predetermined operating profit targets based on budgeted operating revenues (which is an objective analysis) and the individual's contribution to the Company or the business unit (which is a subjective analysis). The operating profit targets are approved annually by the Management Personnel Committee. When measuring an executive's individual contribution and performance, the Management Personnel Committee examines quantitative factors, as well as qualitative factors that necessarily involve a subjective judgment by the Management Personnel Committee. In making such subjective determination, the Management Personnel Committee does not base its determination on any single performance factor nor does it assign relative weights to factors, but considers a mix of factors, including evaluations of superiors, and evaluates an individual's performance against such mix in absolute terms in relation to other executives at the Company. In deciding whether or not to grant an option to an individual and in determining the number of shares subject to an option so granted, the Management Personnel Committee takes into account subjective considerations, including the level of such executive's position and the individual's contribution to the Company. Although the Management Personnel Committee believes that its compensation structure is similar to that of other comparable communications companies, it did not specifically compare such structure with that of other companies in 1997.

       Mr. Robinson does not receive any salary from the Company as Chief Executive Officer, however he was awarded options for the purchase of up to 50,000 shares of Class B Common Stock in recognition of the Company's overall performance, record of increase in shareholder value, success in meeting strategic objectives and the Chief Executive Officer's personal leadership and accomplishments.

       Submitted by Management Personnel Committee of the Board of Directors

                           Richard L. Boger, Chairman
                           William E. Mayher, III
                           Robert S. Prather, Jr.
                           Hugh Norton
                           J. Mack Robinson

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       Richard L. Boger, William E. Mayher, III, Robert S. Prather, Jr., Hugh Norton and J. Mack Robinson are the members of the Management Personnel Committee. Messrs. Robinson and Prather are President and Chief Executive Officer and Executive Vice President-Acquisitions of the Company, respectively.

       Gray Kentucky Television, Inc., a subsidiary of the Company ("Gray Kentucky"), is a party to a rights sharing agreement with Host Communications, Inc. ("Host") and certain other parties not affiliated with the Company, pursuant to which the parties agreed to exploit Host's rights to broadcast and market certain University of Kentucky football and basketball games and related activities. Pursuant to such agreement, Gray Kentucky is licensed to broadcast certain University of Kentucky football and basketball games and related activities. Under this agreement, Gray Kentucky also provides Host with production and certain marketing services and Host provides accounting and various marketing services. During the year ended December 31, 1997, the Company received approximately $200,000 from this joint venture. See "Certain Relationships and Related Transactions" for a description of certain relationships between Messrs. Prather and Robinson and the Company, Bull Run Corporation, Host and CSP (as defined below).

       Bull Run Corporation currently owns 51.5% of the outstanding common stock of Capital Sports Properties, Inc. ("CSP"). CSP's assets consist of all of the outstanding preferred stock of Host and 49.0% of Host's outstanding common stock. Bull Run Corporation's direct common equity ownership in Host, plus Bull Run Corporation's indirect common equity ownership in Host through its investment in CSP, was 30.2% as of December 31, 1997. Robert S. Prather, Jr., Executive Vice President-Acquisitions and a member of the Company's Board of Directors, is a member of the Board of Directors of both CSP and Host.

       The Company's Board of Directors approved payments to Bull Run Corporation of a finders fee of approximately $400,000 in connection with the acquisition of all of the assets of WITN-TV, an NBC affiliate in Washington, N.C., which was due and included in accounts payable at December 31, 1997. The Company paid a $58,000 finders fee to Bull Run Corporation in connection with the acquisition of the common stock of Gulf Link Communications, Inc. in 1997. On February 13, 1998, the Company signed a definitive purchase agreement to acquire all of the outstanding capital stock of Busse Broadcasting Corporation ("Busse"). The purchase price is approximately $112.0 million plus Busse's cash and cash equivalents less Busse's indebtedness including its 11 5/8% Senior Secured Notes due 2000. Busse owns and operates three VHF television stations:
KOLN-TV, the CBS affiliate operating on Channel 10 in the Lincoln-Hastings-Kearney, Nebraska television market, and its satellite station, KGIN-TV, the CBS affiliate operating on Channel 11 serving Grand Island,
Nebraska: and WEAU-TV, the NBC affiliate operating on Channel 13 serving the Eau Claire-La Crosse, Wisconsin market. The purchase of Busse is subject to FCC approval. The acquisition is expected to close on or before September 1, 1998. In connection with the proposed purchase of Busse, the Company will pay Bull Run Corporation, a finders fee equal to 1% of the purchase price, none of which was due and included in accounts payable at December 31, 1997.

       J. Mack Robinson, President of the Company serves on the Compensation Committee of Bull Run Corporation. Mr. Robinson and Robert S. Prather, Jr., President of Bull Run Corporation and Vice President-Acquisitions of the Company serve on the Compensation Committee of the Company.

Issuance of Preferred Stock and Warrants

       The Company paid cash dividends on the Series A Preferred Stock of $800,000 to Bull Run Corporation in 1997. Bull Run Corporation is the only owner of the Series A Preferred Stock of the Company. In addition, the Company issued thirty shares of Series B Preferred Stock to Bull Run Corporation and thirty shares of Series B Preferred Stock pro rata to Mr. Robinson and certain affiliates as dividends on the Series B Preferred Stock in 1997. Each share of Series B Preferred Stock is valued at $10,000 per share.

                               PERFORMANCE GRAPHS

       The following graphs compare the cumulative total shareholder return of the Company's Class A Common Stock for the period from December 1992 and Class B Common Stock for the period from September 1996 (when the Company's Class B Common Stock first became publicly traded) to December 31, 1997 as compared to stock market total return indexes for (i) the New York Stock Exchange and (ii) the New York Stock Exchange Industry Index based upon the Television Broadcasting Stations Standard Industrial Classification Code. In July 1995, the Class A Common Stock was listed on The New York Stock Exchange. The graph assumes that $100 was invested in the Class A Common Stock and Class B Common Stock in each such index on December 1992 and September 1996, respectively, and all dividends were reinvested.



        [Performance Graph appears here with the following plot points]


                                     12/31/92   12/31/93   12/31/94   12/31/95   12/31/96   12/31/97
                                     --------   --------   --------   --------   --------   --------
                                                               (In Dollars)
Gray Communications Systems, Inc.    $100.00    $121.31    $134.22    $222.11    $235.46    $328.70
Class A Common Stock

NYSE Market Index                    $100.00    $113.54    $111.33    $144.36    $173.90    $228.78

NYSE Television Broadcasting         $100.00    $131.03    $101.82    $121.18    $134.78    $175.93
Stations Industry Index

                     ASSUMES $100 INVESTED ON DEC. 31, 1992
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 1997

        [Performance Graph appears here with the following plot points]


                                     9/25/96    12/31/96   12/31/97
                                     --------   --------   --------
                                               (In Dollars)
Gray Communications Systems, Inc.    $100.00      87.29     132.74
Class B Common Stock

NYSE Market Index                    $100.00     106.91     140.66

NYSE Television Broadcasting         $100.00      97.87     127.75
Stations Industry Index

                     ASSUMES $100 INVESTED ON SEPT. 25, 1996
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 1997




                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       J. Mack Robinson, President, Chief Executive Officer and a director of the Company, is Chairman of the Board of Bull Run Corporation and the beneficial owner of approximately 28.8% of the outstanding shares of common stock, par value $.01 per share ("Bull Run Common Stock"), of Bull Run Corporation (including certain shares as to which such beneficial ownership is disclaimed by Mr. Robinson). Robert S. Prather, Jr., Executive Vice President-Acquisitions and a director of the Company, is President, Chief Executive Officer and a director of Bull Run Corporation and the beneficial owner of approximately 13.0% of the outstanding shares of Bull Run Common Stock (including certain shares as to which such beneficial ownership is disclaimed by Mr. Prather). Mr. Prather is also a member of the Board of Directors of CSP and Host. Hilton H. Howell, Jr., a director of the Company, is Vice President, Secretary and a director of Bull Run Corporation. See "Compensation Committee Interlocks and Insider Participation" for a description of certain business relationships between the Company and Messrs. Prather and Robinson, Host, CSP and Bull Run Corporation.

           APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS OF COMPANY
                                   (ITEM TWO)

       The Board of Directors has appointed Ernst & Young LLP, certified public accountants, as independent auditors of the Company and its subsidiaries for the year ending December 31, 1998. The appointment of this firm was recommended to the Board by the Audit Committee.

       Ernst & Young LLP has served the Company and its subsidiaries in this capacity since 1967. The firm has advised the Company that neither the firm nor any of its partners holds any direct financial interest or any material indirect financial interest in the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

       One or more representatives of Ernst & Young LLP will be present at this year's Annual Meeting of Shareholders, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

       The Board of Directors recommends the appointment of Ernst & Young LLP as independent auditors for the Company. If the appointment is not approved by a majority of the votes cast at the meeting on this proposal, the appointment of independent auditors will be reconsidered by the Board.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE SELECTION OF AUDITORS.

                                OTHER INFORMATION

       All information contained in this Proxy Statement relating to the occupations and security holdings of directors and officers of the Company is based upon information received from the individual directors and officers.



          SHAREHOLDER PROPOSALS FOR PRESENTATION AT NEXT ANNUAL MEETING

       Any proposal of a shareholder of the Company to be presented at the next Annual Meeting of the Shareholders of the company must be received by the Secretary of the Company at the address set forth below on or before January 16, 1999 for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

       The above Notice and Proxy Statement are sent by order of the Board of Directors.





                                                     Robert A. Beizer
                                                     Secretary

Dated: April 17, 1998


P.O. Box 48
Albany, Georgia 31702-0048

********************************************************************************
                                    APPENDIX


PROXY
                         GRAY COMMUNICATIONS SYSTEMS, INC.

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

     The undersigned does hereby constitute and appoint WILLIAM E. MAYHER, III and J. MACK ROBINSON and each of them with power of substitution to each, the proxies of the undersigned to vote all shares of GRAY COMMUNICATIONS SYSTEMS, INC. which the undersigned may be entitled to vote at the Annual Meeting of its stockholders to be held on May 28, 1998, at 9:30 a.m., local time, and at any adjournment or adjournments thereof upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or adjournment thereof. Said proxies are directed to vote or to refrain from voting as checked below upon the following matters, and otherwise in their discretion upon other matters in connection with the following or otherwise as may properly come before the meeting or any adjournment thereof.

                             (Continued on the other side)

                          (arrow) FOLD AND DETACH HERE (arrow)

BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL PROPOSALS

                                                           PLEASE MARK    [X]
                                                           YOUR VOTES AS
                                                           INDICATED IN
                                                           THIS EXAMPLE
1. Election of eight (8) Directors as listed below.
   Nominees: Richard L. Boger, Hilton H. Howell, Jr., William E. Mayher, III,
             Howell W. Newton, Hugh Norton, Robert S. Prather, Jr.,
             Harriett J. Robinson and J. Mack Robinson.

      FOR (all
     except as         WITHHOLD
   listed below)      AUTHORITY
      [  ]              [  ]

INSTRUCTIONS: To refrain from voting on any individual nominee, write that nominee's name on the space provided below.)

---------------------------------------


2. Proposal to approve the appointment of Ernst & Young LLP as independent auditors of the Company and its subsidiaries for the year ending December 31, 1998.

                         FOR       AGAINST      ABSTAIN

                         [  ]       [  ]         [  ]


UNLESS OTHERWISE SPECIFIED ABOVE, THIS PROXY
SHALL BE VOTED "FOR" EACH OF THE PROPOSALS.

               -----
                   |
                   |
                   |
                   |



Signature(s) __________ Signature(s)______________   Date _____________ , 1998

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                        (arrow) FOLD AND DETACH HERE (arrow)